Z-SEVEN FUNDS, INC. (the “Company”)

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

Composition and Operation of the Audit Committee

1.         The Committee shall be composed entirely of independent directors.

2.         The Committee may elect a chairperson, who will preside over Committee meetings.

3.         A majority of the Committee's members will constitute a quorum.  At any meeting of the Committee, the decision of a majority of the members present and voting will be determinative as to any matter submitted to a vote.

4.         The Committee shall meet at such times as it determines.

5.         The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the Company.

Purposes of the Audit Committee

1.         The purposes of the Committee are:

(a)  to oversee the Company’s accounting and financial reporting policies and practices, its internal controls and, as appropriate, the internal controls of certain services providers;

            (b)  to oversee the quality and objectivity of the Company’s financial statements and the independent audit thereof;

(c)  to act as a liaison between the Company’s independent auditors and the full Board of Directors; and

(d)  to investigate any report of evidence of a material violation of securities law or breach of fiduciary duty or similar violation by the Company, its officers, directors or agents, as contemplated by Section 307 of the Sarbanes-Oxley Act of 2002, and to recommend that the Company take any appropriate remedial action.

2.   The function of the Committee is oversight; it is management’s responsibility to maintain appropriate systems for accounting and internal control, and the auditor’s responsibility to plan and carry out a proper audit.

Duties and Powers of the Audit Committee

1.         To carry out its purposes, the Committee shall have the following duties and powers:

(a)  to approve and recommend to the full Board the selection, retention or termination of auditors and, in connection therewith, to (i) evaluate the proposed fees and other compensation, if any, to be paid to the auditors, (ii) evaluate the independence of the auditors, (iii) pre-approve any audit services and, when appropriate, evaluate and pre-approve any non-audit services provided by the independent auditors to the Company, (iv) pre-approve, when appropriate, any non-audit services provided by the independent auditors to the Company’s investment adviser, or any entity controlling, controlled by, or under common control with the investment adviser that provides ongoing services to the Company if the engagement relates directly to the operations and financial reporting of the Company, and (v) receive the auditors’ specific representations as to their independence;

(b)  to meet with the Company’s independent auditors, including private meetings, as necessary (i) to review the arrangements for and scope of the annual audit and any special audits; (ii) to discuss any matters of concern relating to the Company’s financial statements, including any adjustments to such statements recommended by the auditors, or other results of said audit(s); (iii) to consider the auditors’ comments with respect to the Company’s financial policies, procedures and internal accounting controls and management’s responses thereto; and (iv) to review the form of opinion the auditors propose to render to the Board of Directors and shareholders;

(c) to review the audited financial statements and make recommendations to the Board regarding approval of such statements;

            (d) to consider the effect upon the Company of any changes in accounting principles or practices proposed by management or the auditors;

            (e) to review the fees charged by the auditors for audit and non-audit services;

(f)  to investigate improprieties or suspected improprieties in Company operations brought to the attention of the Committee;

(g)  to act as the Company’s “qualified legal compliance committee (QLCC)”, as such term is defined in Section 205.2 adopted under the Securities Act of 1933, as amended;

(h)  to adopt written procedures for the confidential receipt, retention and consideration of any report made to the QLCC regarding evidence of (1) a material violation of an applicable United States federal or state securities law, (2) a material breach of a fiduciary duty arising under United States federal or state law, or (3) a similar material violation of any United States federal or state law by the Company or by any officer, director, employee or agent of the Company; and

(i)   if the Company fails in any respect to take any remedial action that the Committee has recommended as the result of an investigation pursuant to the procedures referenced in (h) above and if deemed appropriate by the Committee, to notify the Securities and Exchange Commission that the Company failed in a material respect to implement an appropriate response.

2.         The Committee shall report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

3.         The Committee shall perform such other functions consistent with this Charter, the Company’s Articles of Incorporation, By-Laws, and applicable law, as the Committee or the Board deems necessary and appropriate.

Adopted July 31, 2003.